Exhibit 21

SUBSIDIARIES OF THE COMPANY

SUBSIDIARIES

JRSIS Health Care Limited, organized in the British Virgin Islands

Runteng Medical Group Company Limited, organized in Hong Kong

Laidian Technology (Zhongshan) Co. Ltd., organized in the People’s Republic of China